Exhibit 99.1
DOLLAR TREE, INC. TO HOST 2025 INVESTOR CONFERENCE

CHESAPEAKE, Va. – Sept. 16, 2025 – Dollar Tree, Inc. (NASDAQ: DLTR) today announced that it will host an Investor Conference at the NASDAQ MarketSite in New York, NY on Wednesday, Oct. 15, 2025.

Dollar Tree’s Chief Executive Officer Mike Creedon and Chief Financial Officer Stewart Glendinning will be joined by members of the Company’s executive team to provide a refreshed long-term strategy and financial outlook for the standalone Dollar Tree business followed by a Q&A session.

A live webcast of the event will begin at 12:30 p.m. Eastern Time and will conclude at approximately 4 p.m. A replay of the live webcast will be accessible shortly after the event and the webcast and presentation materials will be archived on the company’s Investor Relations website. Due to space limitations, in-person attendance is by personal invitation only and advanced registration is required. The virtual event is open to the public – please visit the following link to register: Dollar Tree Investor Conference 2025.

Additionally, registration and event details will be posted on Dollar Tree’s investor website at https://corporate.dollartree.com/investors/news-events/ir-calendar.

About Dollar Tree, Inc.
Dollar Tree, Inc., headquartered in Chesapeake, VA, is one of North America’s largest and most loved value retailers, known for delivering great value, convenience, and a “thrill-of-the-hunt” discovery shopping experience. With a team of approximately 150,000 associates, Dollar Tree operates more than 9,000 stores and 18 distribution centers across 48 contiguous states and five Canadian provinces under the brands Dollar Tree and Dollar Tree Canada. The company is committed to being a responsible steward of its business – supporting its people, serving its communities, and creating lasting value. To learn more about the Company, visit www.DollarTree.com.

Investors:
Robert A. LaFleur
Senior Vice President, Investor Relations
investorinfo@dollartree.com

Media:
Kate Kirkpatrick
Vice President, Communications
mediainquiries@dollartree.com